SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549


	FORM 8-K


	CURRENT REPORT


	Pursuant to Section 13 or 15(d) of
	THE SECURITIES EXCHANGE ACT OF 1934



	Date of Report (Date of earliest event reported): February 21, 1997


	THE NETWORK CONNECTION, INC.



    Georgia     		     1-13760
 58-1712432
(State or other		(Commission File
	(IRS Employer
jurisdiction of	          No.)
   ID No.)
incorporation)



	1324 Union Hill Road, Alpharetta, GA 30201
	(Address of principal executive offices)



	                  (770) 751-0889
	Registrant's telephone number, including area code





	(Former name or former address, if changed since last report)


Item 5 - Other Events.

On February 21, 1997 the Company announced financial results for the fiscal year ended December 31, 1996, reflecting the Company's increased investments in research, product and business development and initial project startup activities. The Company reported a net loss of $3,252,899, or $1.14 a share based on 2,846,715 weighted average shares, on revenues of $4,092,023 for the fiscal year ended December 31, 1996. That compares with a loss of $1,096,477, or 54 cents per share based on 2,036,359 weighted average shares, on revenues of $3,846,188 for 1995.

Approximately $1 million or 35 cents per share of the loss in 1996 was for charges during the fourth fiscal quarter with no material affect on cash from returns and allowances and pre-contract expenses associated with initial project development activities.



Item 7 - Financial Statements, Pro Forma Financial Statements and
Exhibits

	(a)	Financial Statements

		None.

	(b)	Pro Forma Financial Statements

		None.

	(c)	Exhibits

		10.1 	Press Release dated February 21, 1997 announcing
the Company's 1996 				financial results.


	SIGNATURES


	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


							THE NETWORK
CONNECTION, INC.
							   (Registrant)



Dated: February 25, 1997  			By:/S/ BRYAN CARR

							     Bryan Carr, Vice
President


Exhibit 10.1
The Network Connection Reports 1996 Results

Atlanta, GA, February 21, 1997 -- The Network Connection, Inc.
(NASDAQ: TNCX), an industry leading manufacturer of video and multimedia file-server systems, posted increased revenues and a net loss for the fiscal year ended December 31, 1996, reflecting the Company's increased investments in research, product and business development and initial project startup activities. The Company reported a net loss of $3,252,899, or $1.14 a share based on 2,846,715 weighted average shares, on revenues of $4,092,023 for the fiscal year ended December 31, 1996.
That compares with a loss of $1,096,477, or 54 cents per share based on 2,036,359 weighted average shares, on revenues of $3,846,188 for 1995.

Approximately $1 million or 35 cents per share of the loss in 1996 was for charges during the fourth fiscal quarter with no material affect on cash from returns and allowances and pre-contract expenses associated with initial project development activities.

Wil Riner, Chairman and CEO of TNCX stated, "The Company successfully transitioned from primarily development activities and achieved significant milestones during 1996 toward future revenue growth with: (i) the signing of Siemens AG in September to a $3 million minimum contract over two years for sales of the Company's systems worldwide; (ii) $1.2 million in shipments for 80 schools under a South Korean
Government School Program with up to 1,700 high schools valued at up to $25 million to TNCX over 15 months if fully completed and; (iii) the first commercial AirView(TM) program in August with Allegis Systems, Pty valued at $1.9 million, if fully implemented, for delivery in late 1997; (iv) Interactivo agreement for $4 million, if fully completed, to supply digital video server systems for 80 hotels targeted at the South American
Hospitality Market; (v) a teaming arrangement with Science Applications International Corporation (SAIC), and its Applied Technology Group
(ATG) for the marketing, training services, and systems integration of the Cheetah(TM) product line; (vi) an alliance with Turner Non-Theatrical Services (TNTS) to co-develop and test a Turner Entertainment category to be featured in the fully digital AirView In-Flight Entertainment System;
(vii) ) an alliance with Lockheed Martin Display Systems to co-produce and market the TNCI AirView system for interactive In-Flight
Entertainment and Cabin Management applications on airplanes."

"Through our development activities in 1996, we greatly expanded our revenue base with a successful entry into the travel and transportation market with worldwide industry leaders such as Siemens, Lockheed Martin and Turner and established our Cheetah servers as the standard for interactive educational video/audio on-demand applications with 100 schools installed in the South Korean Government School Program," said Riner. "Establishing key strategic alliances and major project customers in several key markets during 1996 demonstrates the effectiveness of our sales and marketing strategy to leverage vertical markets with strategic partners and focus on long-term, larger system sales, foregoing short-term operating performance for long-term growth. We believe our sales and marketing investments in 1996 will result in higher revenues and earnings for 1997."

TNCX, designs, manufactures and distributes the Cheetah family of video server platforms which enable the storage and delivery of video data to local area networks. Cheetah servers are used to bring interactive, on-demand, full-motion video training, education and entertainment to the networked client computers in the corporate, home, educational, hotel, aircraft entertainment and transport environments.

Statements in this press release that are not descriptions of historical facts may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties, including economic, competitive and technological factors affecting the Company's operations, markets, products, services and prices, as well as other specific factors discussed in the Company's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those anticipated.


The Network Connection, Inc.
1324 Union Hill Road
Alpharetta, GA 30201 USA
770/751-0889 800/327-4853
Fax 770/751-1884
Internet Address: tnc.www.com

Investor Relations: Bryan Carr	carrb@tnc.www.com